Exhibit 10.37

AUTONATION, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is entered into as of January 13, 2020 (the “Date of Grant”), by and between the Company and Joseph T. Lower (the “Participant”) who accepts the Award of Restricted Stock Units (the “RSUs”) made hereby, and agrees to be bound by this Agreement, through Merrill Lynch’s Benefits OnLine System (the “BOL System”). If the Participant does not accept this Award and any and all related documents provided on the BOL System by January 31, 2020 (the “Acceptance Deadline”), the RSUs shall be immediately forfeited and surrendered to the Company, and such RSUs shall cease to remain outstanding.
Recitals
A.    The Company has established the AutoNation, Inc. 2017 Employee Equity and Incentive Plan (the “Plan”) in order to provide valued employees of the Company incentives to create and maintain long-term stockholder value; and
B.    The Compensation Committee of the Board of Directors of the Company has approved the grant to the Participant of RSUs on the terms and conditions set forth in this Agreement.
Terms of Agreement
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
1.    Definitions and Schedules. All capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Plan.
2.    Award of RSUs Pursuant to Plan. Subject to the terms and conditions, including the restrictions and risk of forfeiture, set forth herein and in the Plan, the Participant is hereby granted under the Plan, as of the Date of Grant, an Award of RSUs, the number of which is set forth for the Participant on the BOL System under the Grant Information tab (for the Date of Grant) and on Schedule 1 attached hereto.
3.    Number of Shares. The Company will establish a bookkeeping account to reflect the number of shares of Stock that are subject to the Participant’s Award. The Participant shall not be deemed to be the holder of, or to have any of the rights of a stockholder with respect to, any shares of Stock subject to the Participant’s Award unless and until the shares have been delivered in accordance with Section 7 of this Agreement.
4.    Vesting. Except as otherwise provided in Section 5 of this Agreement or in the Plan, the RSUs shall become vested on the applicable vesting date set forth on Schedule 1, subject to the Participant’s continued employment with the Company, its Subsidiaries or its Affiliates, through such vesting date.
5.    Termination of Employment. Except as set forth in this Section 5, upon the Participant’s termination of employment for any reason, any RSUs that have not become vested in accordance with Schedule 1 shall be immediately forfeited. Notwithstanding the foregoing, the following provisions shall apply to the Award:

(a)
Termination of Employment for Cause. Upon the termination of the Participant’s employment for Cause by the Company, its Subsidiaries or its Affiliates, this Agreement shall terminate and all rights of the Participant with respect to all RSUs that have not been settled shall immediately terminate. The RSUs shall be forfeited without payment of any consideration, and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs.

(b)	Qualifying Termination of Employment.

(i)
Termination of Employment without Cause or Resignation with Good Reason. Upon the termination of the Participant’s employment with the Company, its Subsidiaries or its Affiliates thereof without Cause, or upon the Participant’s resignation from the Company, its Subsidiaries or its Affiliates thereof with Good Reason, the Participant shall immediately vest in full in the RSUs.

(ii)
Death. Upon the termination of the Participant’s employment with the Company, its Subsidiaries or its Affiliates thereof on account of death, the Participant shall immediately vest in full in the RSUs.

(iii)
Disability and Retirement. Upon the termination of the Participant’s employment with the Company, its Subsidiaries or its Affiliates thereof (i) due to Disability or (ii) by the Participant due to Retirement, the Participant shall continue to vest (as if the Participant’s employment had not been terminated) in the RSUs as set forth on Schedule 1 and the immediately following sentence. The RSUs shall continue to vest only if the Participant fully complies with any non-compete, non-disparagement, confidentiality and other restrictive covenants set forth in any agreement entered into between the Participant and the Company or its Subsidiaries or its Affiliates from time to time (including, but not limited to any Restrictive Covenants and Confidentiality Agreement entered into between the Participant and the Company) determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while the Award is outstanding. The Board shall determine whether the Participant has complied with such restrictive covenants. Any portion of the RSUs that does not vest in accordance with the foregoing shall automatically be forfeited.

6.    Dividend Equivalents. On each date on which a dividend is paid with respect to shares of Stock, dividend equivalents shall be credited hereunder in respect of the shares subject to the Award. Such dividend equivalents shall be credited as a number of additional RSUs equal to (i) the aggregate amount or value of the dividends paid with respect to that number of shares equal to the number of shares subject to such Award on the record date of such dividend, divided by (ii) the Fair Market Value per share on the payment date for such dividend. Such additional RSUs shall be subject to all the terms and conditions of this Agreement and shall vest at the same time that the related Award vests, and the shares subject to such additional RSUs shall be distributed only upon the distribution of the underlying shares with respect to which the dividend equivalents were granted.
7.    Payment. The Company shall deliver to the Participant either, in its sole and absolute discretion (a) a number of shares of Stock equal to the number of vested shares subject to the RSU Award, including dividend equivalents credited with respect to such shares, or (b) an amount of cash equal to the Fair Market Value of such shares on the date of the distribution, in either case, on or as soon as administratively practical following the date of vesting of the applicable portion of the total RSUs pursuant to the terms hereof (and in all events within thirty (30) days of the vesting date).
8.    Participant Bound by Terms of Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms, conditions and provisions thereof.
9.    Withholding. The Participant must satisfy any tax or other applicable withholding by having the Company withhold shares of Stock otherwise issuable hereunder.
10.    Governing Law. This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.
11.    Severability. The invalidity or enforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
12.    Notices. All notices, requests, demands, claims and other communications by the Participant with respect to this Award shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage prepaid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage prepaid) or guaranteed overnight delivery, to the following address (or to such other addresses or telecopy numbers which the Company shall designate in writing to the Participant from time to time):
AutoNation, Inc.
200 SW 1st Avenue
Fort Lauderdale, Florida 33301
Attention: Human Resources, Suite 1400
Telecopy: (954) 769-6808

with a copy to:	AutoNation, Inc.
200 SW 1st Avenue
Fort Lauderdale, Florida 33301
Attention: General Counsel, Suite 1600
Telecopy: (954) 769-6340

13.    Binding Effect. This Agreement shall not constitute a binding obligation of the Company or the Participant unless it is accepted by the Participant on the BOL System by the Acceptance Deadline. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and to the Participant’s heirs, legatees, distributees and personal representatives. No handmarked or interlineated modifications shall constitute a part of this Agreement.
14.    Conflict with Terms of the Plan. This Award is subject to the terms of the Plan, which provisions are hereby incorporated herein as if fully set forth herein. In the event that any provision of this Agreement conflicts with any provision of the Plan and cannot reasonably be interpreted to be a clarification of such provision of the Plan or an exercise of the authority granted to the Plan’s administrator pursuant to the Plan, the provision of the Plan shall govern and be controlling.
15.    409A. This Agreement is intended to be exempt from, or to the extent subject thereto, comply with, the requirements of Section 409A of the Code, and shall in all respects be administered and interpreted in accordance with such intent. Notwithstanding anything to the contrary in this Agreement, to the extent necessary to avoid the imposition of any individual penalty tax and late interest charges imposed under Section 409A of the Code, such payment shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier).
16.    Integration. This Agreement supersedes all prior agreements and understandings between the Participant and the Company, its Subsidiaries and its Affiliates relating to the grant of this Award, whether oral or otherwise, provided however that this Agreement shall not supersede any agreement (including any employment agreement) with the Company, its Subsidiaries and its Affiliates or policy of the Company, its Subsidiaries and its Affiliates relating to confidentiality, no-solicitation, no-hire, non-competition, non-disparagement or recoupment of compensation, including but not limited to the Restrictive Covenants and Confidentiality Agreement previously entered into between the Company and the Participant.

Schedule 1
Award: 40,305 RSUs
Vesting: The Award shall vest on the following schedule:

Vesting Date	Vesting Schedule
March 1, 2021	1/3 of the Award
March 1, 2022	1/3 of the Award
March 1, 2023	1/3 of the Award

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.
By accepting this Award on the BOL System, the Participant agrees to be bound by the terms of this Restricted Stock Unit Award Agreement and agrees that the Award is subject to the terms and conditions set forth herein.

By:	/s/ Joseph T. Lower

By:	AUTONATION, INC.
/s/ C. Coleman Edmunds
C. Coleman Edmunds
EVP, General Counsel and Corporate Secretary